FOR IMMEDIATE RELEASE

CONTACT:	Fraser Engerman (414) 524-2733 fraser.engerman@jci.com	Exhibit 99.1

Roy Dunbar elected to board of Johnson Controls

June 14, 2017, Cork, Ireland--The board of directors of Johnson Controls, (NYSE: JCI), today elected W. Roy Dunbar to serve as a director, effective immediately. Dunbar is founder and CEO of private companies focused on renewable energy and real estate development.

He served in roles as CEO and Chairman of Network Solutions which was subsequently acquired by Web.com. Dunbar also was president of Global Technology and Operations at MasterCard and previously spent over a decade at Eli Lilly where he served as president Intercontinental Region and chief information officer. In 2003 he was named CIO of the Year by Information Week.

"Roy Dunbar brings to our board strong leadership across a number of functional disciplines and his leadership is characterized by adaptability and agility with a career spanning healthcare, information technology, the Internet and renewable energy,” said Alex Molinaroli, chairman and CEO, Johnson Controls.

Dunbar graduated from Manchester University in the United Kingdom with a pharmacy degree and a master of business administration degree from Manchester Business School.
About Johnson Controls:
Johnson Controls is a global diversified technology and multi industrial leader serving a wide range of customers in more than 150 countries. Our 120,000 employees create intelligent buildings, efficient energy solutions, integrated infrastructure and next generation transportation systems that work seamlessly together to deliver on the promise of smart cities and communities. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. We are committed to helping our customers win and creating greater value for all of our stakeholders through strategic focus on our buildings and energy growth platforms. For additional information, please visit http://www.johnsoncontrols.com or follow us @johnsoncontrols on Twitter.